EXHIBIT 17.1

Subj:             SURG Board of Directors
Date:             5/4/2000 12:23:25 PM Eastern Daylight Time
From:             dgcollins@home.com (David Collins)
Reply-to:         dgcollins@home.com

To: apistuart@msn.com ('Jim Stuart (E-mail)'), Snorton@nghl.com ('Sam D. Norton Esq. (E- mail)'), suture7354@aol.com (Frank (Suture) (E-mail)), mswor@home.com, donl@ssp-inc.com

CC: mjtbenz@aol.com, mintmireFL@aol.com, rlane@kbgrp.com
    ---------------- ------------------- ---------------

File:    Letterhead-to SEC.doc (20992 bytes)
DL Time (49333 bps): < 1 minute

To:      The Board of Directors of Surgical Safety Products:

As you may know, I have serious objections to the way the senior management is running the business. One of my concerns is the inaccurate and improper disclosures in the latest Form 10-K filed with the SEC. To clarify my position, attached is a copy of my letter that was sent today to the SEC.

Another concern is the CEO's Internet postings. He posts on Raging Bull both under his name and also anonymously. He posts during "quiet times" and chooses when to admit who he is and when to use his pseudonym. I believe his practices can mislead investors and are violations of SEC rules.

Therefore, effective immediately, I am resigning from the Board of Directors.

I request that you make the reasons for my resignation public and available to investors.

I also request that you make copies of this e-mail available to the Board Members that do not have access to e-mail.

Sincerely,

/s/ David Collins
David Collins